                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)

                                       OF

                             VLSI TECHNOLOGY, INC.
                                       AT

                              $17.00 NET PER SHARE
                                       BY

                              KPE ACQUISITION INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                      KONINKLIJKE PHILIPS ELECTRONICS N.V.
                          (ROYAL PHILIPS ELECTRONICS)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 1, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (INCLUDING THE ASSOCIATED RIGHTS (THE "RIGHTS") TO PURCHASE PREFERRED STOCK) (COLLECTIVELY, THE "SHARES") OF VLSI TECHNOLOGY, INC. (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY THE PURCHASER AND ITS AFFILIATES, WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"); (II) THE RIGHTS HAVING BEEN REDEEMED BY THE COMPANY'S BOARD OF DIRECTORS, OR THE PURCHASER OTHERWISE BEING SATISFIED IN ITS SOLE DISCRETION THAT SUCH RIGHTS ARE OTHERWISE INVALID OR INAPPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREIN (THE "RIGHTS CONDITION"); (III) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER BEING APPROVED PURSUANT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW OR THE PURCHASER BEING SATISFIED IN ITS SOLE DISCRETION THAT THE PROVISIONS OF SECTION 203 RESTRICTING CERTAIN BUSINESS COMBINATIONS ARE INVALID OR INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER (BY ACTION OF THE COMPANY'S BOARD OF DIRECTORS, THE ACQUISITION OF A SUFFICIENT NUMBER OF SHARES OR OTHERWISE) (THE "SECTION 203 CONDITION"); AND (IV) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") AND ANY LAWS OF FOREIGN JURISDICTIONS AND UNDER ANY LAWS OF THE EUROPEAN COMMUNITY APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "ANTITRUST CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN
SECTION 13. THE OFFER IS NOT CONDITIONED UPON ROYAL PHILIPS OR THE PURCHASER OBTAINING FINANCING.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein), (2) follow the procedure for book-entry tender of Shares set forth in
Section 3 or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

     The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent (as defined herein) or to the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent, the Dealer Manager or to brokers, dealers, commercial banks or trust companies.

                      The Dealer Manager for the Offer is:

                       [Credit Suisse First Boston logo]

March 5, 1999

                               TABLE OF CONTENTS

SECTION                                                                   PAGE
-------                                                                   ----
            Introduction................................................    1
        1.  Terms of the Offer..........................................    3
        2.  Acceptance for Payment and Payment for Shares...............    4
        3.  Procedure for Tendering Shares..............................    5
        4.  Rights of Withdrawal........................................    9
        5.  Certain Federal Income Tax Consequences of the Offer........    9
        6.  Price Range of Shares; Dividends............................   10
        7.  Effect of the Offer on the Market for the Shares; Stock
            Quotation, Margin Regulations and Exchange Act
            Registration................................................   11
        8.  Certain Information Concerning the Company..................   12
        9.  Certain Information Concerning the Purchaser and Royal
            Philips.....................................................   13
       10.  Background of the Offer; Contacts with the Company..........   14
       11.  Purpose of the Offer; Plans for the Company; the Proposed
            Merger......................................................   19
       12.  Source and Amount of Funds..................................   22
       13.  Certain Conditions of the Offer.............................   22
       14.  Dividends and Distributions.................................   25
       15.  Certain Legal Matters.......................................   25
       16.  Fees and Expenses...........................................   28
       17.  Miscellaneous...............................................   28
Schedule A  Information Concerning the Directors and Executive Officers
            of Royal Philips and the Purchaser..........................  A-1
Schedule B  Acquisition of Shares.......................................  B-1
Schedule C  Summary of Rights...........................................  C-1

TO THE HOLDERS OF SHARES OF
VLSI TECHNOLOGY, INC.:

INTRODUCTION

     KPE Acquisition Inc., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Koninklijke Philips Electronics N.V., a company organized under the laws of The Netherlands ("Royal Philips"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of VLSI Technology, Inc., a Delaware corporation (the "Company"), including the associated rights to purchase Preferred Stock (the "Rights") issued pursuant to the First Amended and Restated Rights Agreement, dated as of August, 12, 1992, as amended as of August 25, 1992 (the "Rights Agreement"), between the Company and The First National Bank of Boston (the Common Stock and the Rights together are referred to herein as the "Shares") at $17.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. The Purchaser will pay all charges and expenses of The Bank of New York (the "Depositary"), Credit Suisse First Boston Corporation ("Credit Suisse First Boston") as the dealer manager (the "Dealer Manager") and Innisfree M&A Incorporated (the "Information Agent"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THE MINIMUM TENDER CONDITION; (II) THE RIGHTS CONDITION; (III) THE SECTION 203 CONDITION; AND (IV) THE ANTITRUST CONDITION. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13. THE OFFER IS NOT CONDITIONED UPON ROYAL PHILIPS OR THE PURCHASER OBTAINING FINANCING.

     Purpose of the Offer; The Proposed Merger. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect a merger or some similar business combination (the "Proposed Merger") between the Company and the Purchaser or an affiliate thereof, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or owned by Royal Philips, the Purchaser or any other direct or indirect wholly owned subsidiary of Royal Philips or Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Delaware law), would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest. See Section 11.

     Royal Philips and the Purchaser are seeking to negotiate with the Company with respect to the acquisition of the Company by Royal Philips. The Purchaser reserves the right to amend the Offer upon entering into a merger agreement with the Company.

     Royal Philips has requested that the Board of Directors of the Company redeem the Rights or otherwise take action to render the Rights inapplicable to the Offer and the Proposed Merger. If the Board of Directors does not do so, in connection with the Offer and the Proposed Merger and in order to satisfy the Rights Condition, Royal Philips and the Purchaser intend, if necessary, to seek through the solicitation of proxies from holders of Shares to elect at the Company's next annual meeting of stockholders (the "Annual Meeting"), or at a special meeting of stockholders, nominees of the Purchaser as the directors of the Company. As an alternative to or in addition to the solicitation of proxies, the Purchaser may solicit written consents from the holders of Shares to remove the Company's Board of Directors and to elect nominees of the Purchaser as the directors of the Company. If Royal Philips commences a solicitation of proxies or consents from the holders of Shares and Purchaser's nominees are elected to the Board of Directors of the Company, the Purchaser expects that such nominees will, subject to their fiduciary duties to stockholders of the Company in light of the circumstances then existing, take all necessary action to redeem the Rights and thereby satisfy the Rights Condition, approve the acquisition of Shares pursuant to the Offer and the Proposed Merger, satisfy the Section 203 Condition and authorize the Company to enter into a merger agreement with Royal Philips and the Purchaser to effect the Proposed Merger.

     THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH THE PURCHASER OR ROYAL PHILIPS MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "EXCHANGE ACT").

     In the event the Purchaser obtains 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will effect the Proposed Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 11.

     Minimum Tender Condition. THE MINIMUM TENDER CONDITION CONDITIONS THE OFFER UPON THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) AND NOT WITHDRAWN AT LEAST THAT NUMBER OF SHARES (THE "MINIMUM NUMBER OF SHARES") THAT, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY THE PURCHASER, WOULD REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. FOR PURPOSES OF THE OFFER (OTHER THAN IN THE CONTEXT OF FINANCIAL STATEMENT INFORMATION), ON A "FULLY DILUTED BASIS" MEANS, AS OF ANY DATE, THE NUMBER OF SHARES OUTSTANDING TOGETHER WITH SHARES THAT THE COMPANY IS REQUIRED TO ISSUE PURSUANT TO OBLIGATIONS OUTSTANDING AT THAT DATE UNDER CONVERTIBLE SECURITIES, WARRANTS, STOCK OPTIONS OR OTHERWISE UPON CONVERSION OR EXERCISE THEREOF (EXCLUDING ANY SHARES THE COMPANY IS OBLIGATED TO ISSUE UPON CONVERSION OF ITS 8.25% CONVERTIBLE SUBORDINATED NOTES DUE 2005 (THE "CONVERTIBLE NOTES")). THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC")) TO WAIVE OR REDUCE THE MINIMUM TENDER CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, FEWER THAN THE MINIMUM NUMBER OF SHARES. SEE SECTIONS 1 AND 14 HEREIN.

     According to the Company's Quarterly Report on Form 10-Q for the quarter ended September 25, 1998 (the "Company 10-Q"), as of September 25, 1998, there were 45,701,934 Shares issued and outstanding. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1997 (the "Company 10-K"), as of December 26, 1997, there were 7,554,000 Shares subject to issuance upon exercise of outstanding options. According to the Company 10-Q, the Company and Alfred J. Stein, President and Chief Executive Officer of the Company, entered into an employment agreement dated August 28, 1998 (the "Employment Agreement"), pursuant to which the Company committed to grant Mr. Stein, no later than 90 days from August 28, 1998, an option to acquire 1,000,000 Shares (the "1998 Stein Options"). As of September 25, 1998 these were approximately 3,000,000 Shares issuable upon conversion of the Convertible Notes; however, because the conversion price per Share for the Convertible Notes is in excess of $50.00, for purposes of establishing the Minimum Number of Shares, Royal Philips does not include Shares issuable upon conversion thereof. Based on the foregoing and assuming that no options other than the 1998 Stein Options were granted after December 26, 1997, and no options were exercised, canceled or expired from December 26, 1997 through September 25, 1998 and assuming no Shares were issued or reacquired since September 25, 1998, there would be 54,255,934 Shares outstanding on a Fully Diluted Basis on September 25, 1998 and, given the Purchaser's and its affiliates' ownership of 1,235,000 Shares, the Minimum Number of Shares on such date would be 25,892,968. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase.

     Rights Condition. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE RIGHTS CONDITION BEING SATISFIED. See Section 13. Unless the Rights Condition shall have been satisfied, stockholders will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender in accordance with the procedures set forth in Section 2. The tender of Rights with Common Stock shall not, in itself, however, satisfy the Rights Condition. Unless separate certificates for the Rights are issued, a tender of Common Stock will also constitute a tender of the associated Rights. For a description of the Rights, see Section 1.

     On March 5, 1999, Royal Philips and Purchaser commenced a law suit in the Court of Chancery of the State of Delaware against the Company and its Board of Directors seeking, among other things, to compel the Board of Directors to redeem the Rights outstanding under the Rights Agreement or to otherwise take action to render the rights inapplicable to the Offer and to invalidate the provision in the Rights Agreement providing that during the 10-day period following an announcement that a party has triggered the Rights by acquiring 20% or more of the Shares, the Rights can only be redeemed by the Continuing Directors (as defined in the Rights Agreement) of the Company.

     The Section 203 Condition. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE SECTION 203 CONDITION BEING SATISFIED. See Section 13. The Offer is subject to the condition that the acquisition of Shares pursuant to the Offer and the Proposed Merger shall have been approved pursuant to Section 203 ("Section 203") of the DGCL or that the Purchaser shall be satisfied in its sole discretion that the provisions of Section 203 restricting certain business combinations are invalid or inapplicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger (by action of the Company's Board of Directors, the acquisition of a sufficient number of Shares or otherwise). The provisions of Section 203 are described in Section 11 herein.

     There can be no assurance that the Board will, pursuant to Section 203, approve the acquisition of Shares pursuant to the Offer and the Proposed Merger. Even if such Board approval is not obtained, Section 203 will be inapplicable to the Offer and the Merger if upon the purchase of Shares pursuant to the Offer, the Purchaser owns at least 85% of the outstanding Shares, excluding for purposes of determining the number of Shares outstanding those Shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer.

     The Antitrust Condition. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE ANTITRUST CONDITION BEING SATISFIED. For a more detailed description of certain time periods applicable to this condition, see Section 15.

     Certain other conditions to the Offer are described in Section 13 herein. The Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. See Sections 1, 11, 13 and 15 herein.

     The Offer is not conditioned upon Royal Philips or the Purchaser obtaining financing.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on April 1, 1999, unless and until the Purchaser shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Subject to the applicable regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any of the conditions set forth in Section 13 are not satisfied and (ii) to waive any condition and to set forth or change any other term or condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to the terms and conditions of the Offer, including but not limited to the Offer Conditions, it will accept for payment and promptly pay for all Shares so accepted for payment. The Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     The Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     If, prior to the Expiration Date, the Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended so that it shall not expire earlier than the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     A demand is being made to the Company for the use of the Company's stockholder list and security position listings for the purpose of, among other things, disseminating the Offer to stockholders. Upon compliance by the Company with such demand this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the later of (i) the satisfaction of the Antitrust Condition and the date all required filings or consents, registrations, approvals, permits or authorizations of any governmental entity shall have been obtained on terms satisfactory to Purchaser in its sole discretion and (ii) the Expiration Date, if at the time of the later of the occurrence of (i) and (ii) above, the Offer Conditions have been satisfied or waived.

     In addition, subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See
Section 13. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Royal Philips the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tender. To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT (SUBJECT TO ADJUSTMENT) FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES. ACCORDINGLY, STOCKHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO

SATISFY THE REQUIREMENTS OF THE OFFER FOR A VALID TENDER OF SHARES. UNLESS SEPARATE CERTIFICATES REPRESENTING THE RIGHTS ARE ISSUED, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

     Rights are presently evidenced by the certificates for the Common Stock and the tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. However, after a Distribution Date (as defined in the Rights Agreement), upon request the Rights Agent will send to each record holder of Shares as of the close of business on the Distribution Date a Rights certificate evidencing one Right for each share of Common Stock held. Pursuant to the Offer, no separate payment will be made by the Purchaser for the Rights. If separate certificates representing the Rights are issued to holders of Common Stock prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares of Common Stock constitutes an agreement by the tendering stockholder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment shares of Common Stock tendered by a stockholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at the Book-Entry Transfer Facility, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and the Distribution Date occurs, a tendering stockholder will be required to tender Rights by means of physical delivery of certificates for Rights to the Depositary (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF

DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares or Rights) of Shares and Rights tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares and Rights are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. A stockholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares (and/or Rights, if applicable) by following all of the procedures set forth below:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within (a) in the case of Shares, three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three trading days after the date certificates for Rights are distributed to stockholders by the Rights Agent. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Rights Condition is satisfied, the guaranteed delivery procedures with respect to certificates for Rights and the requirement for the tender of Rights will no longer apply.

     Tender Constitutes an Agreement. The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after March 4, 1999. All such proxies will be considered coupled with an interest in the tendered Shares and Rights. Such appointment is effective when, and only to the extent that, the Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Purchaser designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). If, however, the tendering stockholder completes the box entitled "Special Payment Instructions" on the Letter of Transmittal, the person to whom payment is to be made, rather than the tendering stockholder, should complete and sign Substitute Form W-9. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4.  RIGHTS OF WITHDRAWAL.

     Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 3, 1999.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Royal Philips, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this
Section 4.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

     Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Proposed Merger will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. The tax consequences of the receipt of cash in exchange for Shares pursuant to the Offer of the Proposed Merger may vary depending on, among other things, the particular circumstances of a stockholder. For federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Proposed Merger generally will recognize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder's holding period in such Shares for federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain recognized by a non-corporate stockholder is generally subject to tax at a maximum rate of 20%. In addition, a stockholder's ability to use capital losses to offset ordinary income is limited.

     A stockholder that tenders Shares pursuant to the Offer or Proposed Merger may be subject to backup withholding at a rate of 31% unless such stockholder provides a TIN and certifies under penalties of perjury that such TIN is correct or properly certifies that such stockholder is awaiting a TIN, or unless an exemption applies. See "Backup Withholding" under Section 3 hereof and Instruction 9 in the Letter of Transmittal.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM, IN THEIR PARTICULAR CIRCUMSTANCES, OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "VLSI". The following table sets forth, for the calendar quarters indicated, the high and low bid quotations for the Shares on the Nasdaq National Market, based upon published financial sources:

                                                             SALES PRICE
                                                            --------------
CALENDAR YEAR                                               HIGH      LOW
-------------                                               -----    -----
1997:
  First Quarter...........................................  $25 3/4  $14 7/8
  Second Quarter..........................................  26 3/8   16 5/8
  Third Quarter...........................................  38 11/16 23 5/8
  Fourth Quarter..........................................  37 3/4   18 1/4
1998:
  First Quarter...........................................  25 3/4   17 1/16
  Second Quarter..........................................  21 15/16 14 9/16
  Third Quarter...........................................  20 35/64     7
  Fourth Quarter..........................................  13 3/4       6
1999:
  First Quarter (through March 4, 1999)...................  18 1/2   9 3/4

     The Rights trade together with the Common Stock. On February 25, 1999, the last full trading day prior to the public disclosure that Royal Philips proposed to enter into discussions to acquire the Company pursuant to a merger agreement for $17.00 a share, the reported closing bid price per Share reported on the Nasdaq National Market was $10 3/4. On March 4, 1999, the last full trading day prior to commencement of the Offer, the reported closing bid price per Share reported on the Nasdaq National Market was $18 5/16. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     According to the Company's filings with the SEC, no dividends have been declared or paid by the Company on the Shares since inception, and no dividends are contemplated to be paid by the Company at any time in the foreseeable future.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Market for Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. The Shares are authorized for quotation on the Nasdaq National Market. According to published guidelines of the Nasdaq National Market, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (i) the number of Shares publicly held was less than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $5,000,000, net tangible assets were less than $4,000,000 and there were fewer than two registered and active market makers for the Shares, or (ii) the number of Shares publicly held was less 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $15,000,000, and either (x) the Company's market capitalization was less than $50,000,000 or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years was less than $50,000,000 and there were fewer than four registered and active market makers. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company 10-K, there were 1,667 stockholders of record.

     If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges (with trades published by such exchanges), the Nasdaq Stock Market (with quotations published in the Nasdaq "additional list" or in one of the "local lists") or in the over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to
Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Royal Philips, the Purchaser, the Information Agent or the Dealer Manager can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Royal Philips, the Purchaser, the Information Agent or the Dealer Manager.

     The Company is a Delaware corporation with its principal executive offices located at 1109 McKay Drive, San Jose, California 95131. The Company has described its business in filings with the SEC as follows:

     The Company designs, manufactures and markets custom and semi-custom integrated circuits targeted at specific areas of the electronics marketplace. These products address a range of applications in the wireless communications, networking, consumer digital entertainment and advanced computing markets. The Company markets its products primarily to original equipment manufacturer customers in these markets.

     The Company has developed significant design expertise in its targeted markets, establishing a library of proprietary cells and highly integrated building blocks. The Company's objective is to design and manufacture highly-integrated, complex custom and semi-custom semiconductor devices that enable its customers to develop and bring to market higher value-added systems and products.

     Set forth below is certain summary consolidated financial information for each of the Company's last three fiscal years for the period ended December 26, 1997 as contained in the Company 10-K, which financial information has been audited, and for the twelve months ended December 26, 1998 as disclosed in the Company's press release dated January 21, 1999, which financial information has not been audited. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

                             VLSI TECHNOLOGY, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             FISCAL YEARS ENDED DECEMBER 26,
                                                        ------------------------------------------
                                                        UNAUDITED   AUDITED    AUDITED    AUDITED
                                                          1998*       1997       1996       1995
                                                        ---------   --------   --------   --------
INCOME STATEMENT DATA
Net revenues..........................................  $547,804    $712,653   $669,017   $670,291
Gross profit..........................................   214,496     307,944    244,730    246,674
Research and development..............................   111,708      98,434     88,617     70,363
Marketing, general and administrative.................    93,769     114,011    111,167    100,346
Special charge........................................     7,400          --    114,364         --
Operating income (loss)...............................     1,619      95,499    (69,418)    75,965
Interest and other income (expense), net..............    30,562      13,581     12,065     14,046
Income (loss) from continuing operations..............    32,181      66,645    (45,958)    46,216
Net income (loss).....................................  $ 20,916    $ 71,818   $(49,547)  $ 45,968

BALANCE SHEET DATA
Current assets........................................  $482,711     533,877    448,506    598,135
Total assets..........................................   922,045     922,078    890,942    959,887
Current Liabilities...................................   183,948     186,228    210,490    198,038
Long-term debt, less current maturities...............   164,808     182,039    207,627    215,382
Total liabilities.....................................   366,995     405,683    420,463    429,258
Shareholders' equity..................................   555,050     516,395    470,479    530,629

---------------
* Source: Press Release of VLSI Technology, Inc., dated January 21, 1999.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND ROYAL PHILIPS.

     The Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser is an indirect wholly owned subsidiary of Purchaser. Purchaser owns 100 Shares which were purchased by Neglin Lamp B.V. ("Neglin Lamp"), a company incorporated under the laws of The Netherlands and a wholly owned subsidiary of Royal Philips, as described in Section 10 and were thereafter transferred to Purchaser pursuant to a broker-dealer journal transfer transaction. The principal executive offices of the Purchaser are located at 1251 Avenue of the Americas, 20th Floor, New York, New York 10020.

     Royal Philips is a company incorporated under the laws of The Netherlands and is the parent company of the Royal Philips Electronics group. Royal Philips' principal executive offices are located at Rembrandt

Tower, Amstelplein 1, 1096 HA Amsterdam, The Netherlands. Royal Philips is one of the world's biggest electronics companies and Europe's largest, with sales of US$33.9 billion in 1998. The activities of the Royal Philips group are organized in product divisions which are responsible for Royal Philips' worldwide business policy. Royal Philips has manufacturing and sales organizations in over 60 countries. Royal Philips delivers products, systems and services in the fields of semiconductors, lighting, consumer electronics and communications, domestic appliances and personal care, components, medical systems, business electronics and information technology. Royal Philips, through its subsidiaries Neglin Lamp and the Purchaser, is the indirect owner of 1,235,000 Shares.

     Available Information. Additional information concerning Royal Philips is set forth in Royal Philips' Annual Report on Form 20-F (the "Royal Philips Form 20-F") for the fiscal year ended December 31, 1997, a copy of which may be obtained from the SEC in the manner set forth with respect to information concerning the Company in Section 8.

     The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Royal Philips and the Purchaser are set forth in Schedule A to this Offer to Purchase.

     Except as set forth in Section 10 and Schedule B, neither of Royal Philips or the Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of either of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Except as set forth in Section 10 and Schedule B, neither of Royal Philips or the Purchaser, or, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of either of the foregoing, has effected any transaction in such equity securities during the past 60 days.

     Except as set forth in Sections 10 and 11, neither of Royal Philips or the Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in Sections 10 and 11, there have been no contacts, negotiations or transactions since January 1, 1996 between Royal Philips or the Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Sections 10 and 11, neither of Royal Philips nor the Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since January 1, 1996 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In the ordinary course of its business, Royal Philips is engaged in the ongoing evaluation of potential candidates for acquisitions and strategic transactions. Through that process, in the summer of 1998 Royal Philips identified the Company as a candidate with which it might pursue an acquisition or other strategic transaction.

     On September 2, 1998, Arthur van der Poel, Chairman of the Philips Semiconductors division ("Philips Semiconductors") of Royal Philips, called Alfred J. Stein, Chairman and Chief Executive Officer of the Company, to communicate Royal Philips' interest in pursuing a strategic transaction with the Company, including an acquisition or joint venture arrangement. Mr. Stein responded that he did not wish to entertain such discussions at that time. It was suggested by Mr. Stein that in the next few months Mr. Stein and Mr. Van der Poel should meet at a mutually convenient time in either Europe or the United States.

     In October of 1998, Philips retained Credit Suisse First Boston Corporation to act as its financial advisor and Sullivan & Cromwell to act as its legal counsel in connection with its exploration of a possible strategic transaction with the Company.

     On November 4, 1998, Mr. Van der Poel called Mr. Stein and set up a meeting for November 23, 1998 so that the two of them could continue their previous discussions regarding a possible transaction between Royal Philips and the Company. On November 20, 1998, Mr. Van der Poel had a conference call with Mr. Stein and Robert P. Dilworth, a member of the Board of Directors of the Company, regarding the agenda for the November 23 meeting. Mr. Stein and Mr. Dilworth asked Mr. Van der Poel to confirm that he would not be bringing a written proposal to acquire the Company to the November 23 meeting. Mr. Van der Poel confirmed that he would not bring such a written proposal. On November 23, 1998, Mr. Van der Poel met with Mr. Stein in San Jose, California and informed Mr. Stein that Royal Philips wished to conduct a due diligence investigation of the Company and to commence to attempt to negotiate mutually agreeable terms pursuant to which Royal Philips would acquire the Company. Mr. Stein reiterated that he did not believe it was an appropriate time to negotiate the sale of the Company, and suggested that he and Mr. Van der Poel take up the subject again in another three to six months. Mr. Stein and Mr. Van der Poel did agree to consider areas in which the Company and Philips Semiconductors might cooperate.

     On December 3, 1998, Mr. Van der Poel sent Mr. Stein a letter to follow-up on the November 23 meeting. In that letter Mr. Van der Poel outlined three areas in which he believed Philips Semiconductors and the Company could cooperate -- manufacturing, technology and cellular telephony applications -- and suggested that representatives of the two companies should meet to discuss a possible cooperation arrangement. Responding to Mr. Van der Poel's proposal, Mr. Stein called and said that he believed cooperation in manufacturing and technology was worth exploration and agreed that the appropriate representatives should meet.

     Following up on the agreement of Messrs. Stein and Van der Poel, on January 23, 1999, Stuart McIntosh, Chief Operations Officer of Philips Semiconductors, traveled to the Company's manufacturing facility in San Antonio, Texas, where he met with David Ledvina, an officer of the Company with responsibility for manufacturing, and discussed with him ways in which the two companies could cooperate in terms of manufacturing. On February 16, 1999, Theo Claassen, Chief Technology Officer of Philips Semiconductors, and Rob Horbach, Strategy Officer of Philips Semiconductors, met with Rajeeva Lahri, Senior Vice President Corporate Research and Development, C. Clifford Roe, Vice President Corporate Strategic Programs, and Bob Payne, Vice President Strategic Technology to discuss the ways in which the two companies could cooperate in the technology area.

     On February 17, 1999, Mr. Van der Poel contacted Mr. Stein by e-mail suggesting that they meet on the afternoon of February 25, 1999, when Mr. Van der Poel planned to be in California. By reply e-mail, Mr. Stein confirmed that he would be available to meet that afternoon.

     On February 25, 1999, Mr. Van der Poel, joined by Cor Boonstra, President and Chief Executive Officer of Royal Philips, met with Mr. Stein at the offices of the Company in San Jose, California. At that meeting, Mr. Boonstra and Mr. Van der Poel informed Mr. Stein of Royal Philips' intention to propose to the Board of Directors of the Company that the two companies negotiate an agreement whereby Royal Philips would acquire, in a merger transaction, all the shares of the Company. Mr. Boonstra and Mr. Van der Poel discussed with Mr. Stein the business rationale and strategic benefits of such a business combination. Mr. Stein responded that he understood the strategic rationale of such a business combination, but did not wish to pursue a combination at this time or within the next six months. Mr. Boonstra and Mr. Van der Poel reiterated that Royal Philips aimed at a much faster time schedule. Mr. Stein responded that he would discuss the matter with the Company's Board of Directors at a regularly scheduled board meeting on Wednesday March 3, 1998. In conclusion, Mr. Boonstra and Mr. Van der Poel said that they would confer among themselves regarding what had been discussed and would get back to Mr. Stein regarding how Royal Philips would propose to proceed. On February 25, 1999, the closing bid for the Shares on the Nasdaq National Market was $10 3/4.

     Later that day, Mr. Van der Poel called Mr. Stein to inform him that they would be sending him shortly a letter outlining Royal Philips' proposal. Shortly thereafter, on the evening of February 25, 1999, the following letter was delivered to Mr. Stein:

       Mr. A. J. Stein
       Chairman & CEO
       VLSI Technology, Inc.
       1109 McKay Drive
       San Jose, CA 95131

                                                               February 25, 1999

       Dear Mr. Stein,

      Thank you for meeting with Arthur van der Poel and myself to discuss a possible strategic business combination between our companies. As you know from our recent conversations, Philips has for some time studied the possibility of a combination of our Semiconductors division and VLSI. Those conversations and our meeting today have convinced us that we should progress with our discussions on a fast time track. We have therefore summarized our proposal in this letter so that you can discuss it with your Board of Directors and advisors.

      Based upon our work to date, which has been limited to public sources, Philips would propose to enter into an agreement to acquire VLSI in a merger transaction in which your stockholders would receive $17 in cash for each share of VLSI common stock.

      We believe our proposal, which represents a premium of approximately 60% to the closing VLSI market price on February 25th, offers an extremely attractive opportunity for your stockholders. Philips would propose to finance the transaction primarily through existing cash balances and thus would not require any contingency or delay traditionally associated with raising capital.

      As we told you, we have the highest regard for your company and your employees, as well as your many innovations in the semiconductor field. We believe that the combined business of VLSI and Philips Semiconductors will be positioned as a global leader in many of the most exciting semiconductor growth markets. Furthermore, we are convinced that the strategic, operational and financial merits of such a combination are compelling and will provide significant benefits to your shareholders, employees, customers, and other stakeholders.

      We plan to use VLSI as a cornerstone of our growth strategy for Philips Semiconductors in North America as a platform for further expansion. As a result, we recognize that VLSI's management and employees are essential to the success of our proposed business combination. We are therefore very interested in discussing with you the ways in which we can properly offer incentives and retain those managers and employees.

      As you can appreciate, with a proposal of this type, time is of the essence, and we are prepared to move accordingly. We would be happy to meet with you and other members of your Board of Directors, senior management and with your advisers as soon as practical to discuss our proposal and to answer any questions you or they may have. We believe it would be mutually desirable if you would give us the opportunity to conduct customary due diligence in parallel with the negotiation of a definitive acquisition agreement.

      We realize that your Board of Directors will want to carefully consider our proposal, but we do ask that you get back to us with a response as soon as possible, but in no event later than the close of business on Wednesday, March 3rd.

      We have discussed the highly sensitive nature of the market information contained in this letter with our legal counsel, Sullivan & Cromwell. Based upon those discussions, we have decided to publicly disclose our acquisition proposal.

      I hope that VLSI will respond favorably to this proposal, and that a combination of our related businesses can be accomplished in an amicable and mutually beneficial fashion. We look forward to your response.

                                          Sincerely,

                                          Cor Boonstra

                                          President & CEO
                                          Royal Philips Electronics

      cc: Board of Directors VLSI Technology, Inc.

     Also on the evening of February 25, 1999, Royal Philips issued a press release, which announced that Royal Philips had made the proposal to Mr. Stein and the Company's Board of Directors and set forth the foregoing letter.

     On February 26, 1999, the Company issued a press release acknowledging receipt of Royal Philips' proposal and including a statement from Mr. Stein indicating that the Company's Board of Directors would evaluate the proposal with the Company's financial and legal advisors.

     On March 3, 1999, the Company's Board of Directors convened for a regularly scheduled meeting. Later that day, the Company issued a press release indicating, among other things, that the Company had scheduled a special meeting of its Board of Directors for March 23, 1999, at which it would consider the results of an evaluation conducted by its advisors of the proposal set forth in Royal Philips' February 25 letter.

     On March 4, 1999, Royal Philips issued a press release indicating that it would commence the Offer on March 5, 1999. The release stated that Royal Philips was encouraged that the Company's Board of Directors was considering Royal Philips' proposal with an open mind. However, Royal Philips explained that given the compelling nature of the transaction with the Company, Royal Philips desired to quickly complete a mutually beneficial transaction and therefore took its offer directly to the Company's shareholders. In doing so, Royal Philips repeated its preference for a negotiated transaction with the Company.

     Also on March 4, 1999, Mr. Boonstra sent the following letter to Mr. Stein.

      By Facsimile

      Mr. A. J. Stein
      Chairman & CEO
      VLSI Technology, Inc.
      1109 McKay Drive
      San Jose, CA 95131

                                                                   March 4, 1999

      Dear Mr. Stein,

      We were encouraged to hear that your Board of Directors has an open mind about Philips' proposal to acquire VLSI in a merger transaction in which your stockholders would receive $17 in cash for each share of VLSI common stock.

      We have the highest regard for your company and your employees, as well as your many innovations in the semiconductor field. Combining VLSI with Philips Semiconductors presents both a compelling strategic and operational opportunity for our businesses and compelling financial benefits to your shareholders. The market's response to our proposal confirms this belief.

      Given the compelling nature of this transaction, time is of the essence. Accordingly, to keep this transaction on a fast time track and to demonstrate that we are committed to pursuing it, we plan to commence tomorrow a $17 per share tender offer for all the outstanding shares of VLSI.

      As you are aware, the Company's rights plan is at the present time an impediment to consummation of our offer. Accordingly, in order that your stockholders can receive the benefits of our offer, we request that the Board of Directors redeem the rights outstanding pursuant to the rights plan or otherwise take action to render the rights inapplicable to our offer. If your Board of Directors does not dismantle the rights plan, in order to pursue our offer it would be our intention to seek to replace your Board of Directors with nominees who, subject to their fiduciary duties, would allow the offer to proceed. This is not our preferred course, but we are prepared to take it, should it be necessary in order for us to accept the tenders of the stockholders that respond to our offer.

      We want you, your Board of Directors, your management and your employees to know that we would prefer to negotiate a definitive acquisition agreement with you. We and our advisors are prepared to start the process immediately. In that regard, please contact me or Arthur van der Poel at any time should you wish to discuss our proposal prior to your scheduled Board meeting on March 23, 1999.

                                             Sincerely,

                                             Cor Boonstra

                                             President & CEO
                                             Royal Philips Electronics

      cc: Board of Directors VLSI Technology, Inc.

     On March 5, 1999, Royal Philips and Purchaser commenced the Offer.

     As of March 5, 1999, Royal Philips was the indirect beneficial owner of an aggregate of 1,235,000 Shares or approximately 2.7% of the Shares reported by the Company to be outstanding as of September 25, 1998. Royal Philips owns all but 100 of such Shares indirectly through its indirect wholly-owned subsidiary Neglin Lamp. A broker-dealer purchased such shares in open-market purchases for the account of Neglin Lamp. Schedule B hereto sets forth with respect to such Shares (i) each date of purchase, (ii) the number of Shares purchased each such day and (iii) the average price paid therefor.

     The Purchaser is the beneficial owner of 100 Shares. On March 3, 1999, Royal Philips transferred to the Purchaser 100 Shares through a broker-dealer journal transfer transaction. Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, Royal Philips or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of the Purchaser, Royal Philips or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, Royal Philips or, to the best knowledge of the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser and Royal Philips disclaim beneficial ownership of any Shares owned by any pension plan of Royal Philips or any affiliate of Royal Philips.

     Except as described in this Offer to Purchase and other than for ordinary course intercompany inventory purchases and sales not material to the Company, Royal Philips or its affiliates, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser or Royal Philips, any of their respective subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, Royal Philips or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. During the Offer, the Purchaser and Royal Philips intend to have ongoing contacts with the Company and its directors, officers and stockholders.

11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE PROPOSED MERGER.

     Purpose. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company.

     The Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect the Proposed Merger, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or owned by Royal Philips, the Purchaser or any other wholly owned subsidiary of Royal Philips or Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Delaware law), would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest.

     No final decisions have been made with respect to Royal Philips' plans for the Company if the Proposed Merger is consummated. Such decisions, when made, will be based on Royal Philips' review from time to time of the advisability of certain actions as well as financial and other economic conditions and may include, without limitation, the integration of all or some of the Company's operations with operations conducted by Philips Semiconductors through its subsidiaries and affiliates. Because there is not significant overlap of the Company's business and the businesses conducted by Philips Semiconductors, Royal Philips currently anticipates that substantially all of the Company's businesses would continue to be conducted following consummation of the Offer and the Proposed Merger. Because the Company's businesses would be operated as a part of Philips Semiconductors, there would be changes from the way the Company does business as a stand-alone entity.

     Royal Philips and the Purchaser are seeking to negotiate with the Company with respect to the acquisition of the Company by Royal Philips through the Purchaser. Royal Philips and the Purchaser reserve the right to amend the Offer upon entering into a merger agreement with the Company.

     In the event that Royal Philips is unable to negotiate a definitive merger agreement with the Company and, pursuant to the Offer, Purchaser acquires Shares which, together with Shares beneficially owned by Purchaser and its affiliates, constitute at least 90% of the outstanding Shares, Royal Philips currently intends to transfer (and cause any such affiliates to transfer) the Shares owned by Royal Philips and any such affiliates to the Purchaser to permit the Purchaser to consummate a "short-form" merger pursuant to Section 253 of the DGCL. Section 253 of the DGCL provides that if the Purchaser owns at least 90% of the outstanding Shares, the Purchaser may merge the Company into itself by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of the Purchaser's board of directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid by the Purchaser upon surrender of Shares not owned by the Purchaser) and the date of its adoption. Under Section 253 of the DGCL, such a merger of the Company with the Purchaser would not require the approval or any other action on the part of the Board of Directors or the stockholders of the Company. Therefore, if at least 90% of the outstanding Shares are acquired pursuant to the Offer or otherwise, the Purchaser will be able to, and intends to, effect the Proposed Merger without a meeting of holders of Shares.

     If the Purchaser purchases a sufficient number of Shares to satisfy the Minimum Tender Condition, but does not purchase a sufficient number of Shares to effect a "short-form" merger, Purchaser would seek to effect a merger of the Purchaser with the Company pursuant to Section 251 of the DGCL. Under the Company's Articles of Incorporation and the DGCL, approval of the Board of Directors of the Company and a vote of at least a majority of the outstanding Shares of the Company entitled to vote thereon would be required to approve such a merger. If the Minimum Tender Condition is satisfied Purchaser would have a sufficient number of votes to effect the shareholder approval of a merger pursuant to Section 251 of the DGCL, which approval could be effected by a vote at a meeting of shareholders or by written consent. Approval of such a merger would nonetheless also require the approval of the Company's Board of Directors.

     Royal Philips has requested that the Board of Directors of the Company redeem the Rights or otherwise take action to render the Rights inapplicable to the Offer and the Proposed Merger. If the Board of Directors does not do so, in connection with the Offer and the Proposed Merger and in order to satisfy the Rights Condition, Royal Philips and the Purchaser intend, if necessary, to seek through the solicitation of proxies from holders of Shares to elect at the Company's next Annual Meeting, or at a special meeting of stockholders, nominees of the Purchaser as the directors of the Company. As an alternative to or in addition to the solicitation of proxies, the Purchaser may solicit written consents from the holders of Shares to remove the Company's Board of Directors and to elect nominees of the Purchaser as the directors of the Company. If Royal Philips commences a solicitation of proxies or consents from the holders of Shares and Purchaser's nominees are elected to the Board of Directors of the Company, the Purchaser expects that such nominees will, subject to their fiduciary duties to stockholders of the Company in light of the circumstances then existing, take all necessary action to redeem the Rights and thereby satisfy the Rights Condition, approve the acquisition of Shares pursuant to the Offer and the Proposed Merger, satisfy the Section 203 Condition and authorize the Company to enter into a merger agreement with Royal Philips and the Purchaser to effect the Proposed Merger.

     THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH THE PURCHASER OR ROYAL PHILIPS MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

     Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with such corporation for three years following the date such person became an Interested Stockholder unless (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 provides that during such three-year period the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including without limitation, (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     There can be no assurance that the Board of Directors of the Company will approve the acquisition of Shares pursuant to the Offer and the Proposed Merger for purposes of Section 203.

     THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER BEING APPROVED PURSUANT TO SECTION 203 OR ROYAL PHILIPS BEING SATISFIED IN ITS SOLE DISCRETION THAT THE PROVISIONS OF SECTION 203 ARE INVALID OR INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER.

     Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, each holder of Shares whose shares are to be converted in the Proposed Merger and who has neither voted in favor of the Proposed Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such stockholder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Proposed Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses such stockholder's right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the merger consideration pursuant to the Proposed Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Rule 13e-3. The Proposed Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Proposed Merger.

     Rights Agreement. Set forth on Schedule C is a summary description of the Rights as included in the Company's Registration Statement on Form 8-A dated August 12, 1992.

     THE OFFER IS CONDITIONED, AMONG OTHER THINGS, ON THE RIGHTS CONDITION BEING SATISFIED. See Introduction and Section 13. Royal Philips has requested that the Company's Board of Directors redeem the Rights or otherwise take action to render the Rights inapplicable to the Offer and the Proposed Merger, in order to allow stockholders the opportunity to receive the consideration offered pursuant to the Offer. As described in Section 15, the Purchaser has commenced litigation against the Company and its directors seeking, among other things, an order enjoining those defendants from implementing the Rights Agreement with respect to the Offer and requiring them to redeem the Rights. Unless the Rights Condition shall have been satisfied, stockholders will be required to tender all Rights associated with each share of Common Stock tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2. Unless separate certificates for the Rights are issued, a tender of shares of Common Stock will also constitute a tender of the associated Rights. See Section 1.

12.  SOURCE AND AMOUNT OF FUNDS.

     The Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned by Purchaser) on a Fully Diluted Basis pursuant to the Offer and the Proposed Merger and to pay related fees and expenses will be approximately $915,000,000. The Purchaser will obtain these funds from Royal Philips, which will utilize its internal cash reserves to finance the Offer and the Proposed Merger.

13.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, until (i) the satisfaction of the Antitrust Condition and (ii) all required filings or consents, registrations, approvals, permits or authorizations of any governmental entity shall have been obtained on terms satisfactory to Purchaser in its sole discretion, the Purchaser shall not be required to accept for payment and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c), the Purchaser shall not be required to pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its sole discretion, extend, terminate or amend the Offer as to any Shares not then accepted for payment if the Minimum Tender Condition, the
Section 203 Condition or the Rights Condition has not been satisfied or, on or after the date of this Offer to Purchase and at or prior to the Expiration Date, any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, (i) which challenges the acquisition by the Purchaser of the Shares, seeks to restrain, delay or prohibit the consummation of the Offer or the transactions contemplated by the Offer, the Proposed Merger or other subsequent business combination or, seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer, the Proposed Merger or other subsequent business combination, (ii) which seeks to prohibit or impose material limitations on Royal Philips' or the Purchaser's acquisition, ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the Shares (including, without limitation, the right to vote the Shares purchased by them, on an equal basis with all other Shares, on all matters presented to the stockholders of the Company), or seeks to compel Royal Philips or the Purchaser to dispose of or hold separate all or any portion of their own or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer, the Proposed Merger or other subsequent business combination, (iii) which might adversely affect the Company, Royal Philips or the Purchaser, or any of their respective affiliates or subsidiaries (such an effect, an "Adverse Effect"), or result in a diminution in the value of the Shares or the benefits expected to be derived by Royal Philips or the Purchaser as a result of the transactions contemplated by the Offer and the Proposed Merger (such a diminution, a "Diminution in Value"); or (iv) which seeks to impose any condition to the Offer or the Proposed Merger unacceptable to the Royal Philips or the Purchaser; or

          (b) other than the waiting periods that must expire or otherwise terminate in satisfaction of the Antitrust Condition, any statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer, the Proposed Merger or the transactions contemplated by the Offer or other subsequent business combination that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

          (c) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has or might have a materially adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, or Royal Philips or the Purchaser shall have become aware of any fact that has or might have an Adverse Effect or results or might result in a Diminution in Value; or

          (d) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Netherlands, (iii) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or the Netherlands, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or abroad, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vii) a general decline in the market prices of securities of publicly-traded United States companies in the semiconductor industry; or

          (e) other than the redemption of the Rights, the Company or any subsidiary of the Company shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock other than sales or issuances pursuant to employee stock options disclosed in the Company's publicly available filings with the SEC prior to, and outstanding on, February 25, 1999 (in accordance with the then-existing terms thereof) of any class (including, without limitation, the Common Stock) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company, (B) any other securities in respect of, in lieu of or in substitution for Common Stock outstanding on February 25, 1999 (in accordance with the then-existing terms thereof) or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding shares of Common Stock or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any shares of Common Stock or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security,
     (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business consistent with past practice, any material change in its capitalization, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of the Company that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

          (f) the Company or any of its subsidiaries shall have amended or proposed or authorized any amendment to its certificate of incorporation or by-laws or similar organizational documents or the Purchaser shall have learned that the Company or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC; or

          (g) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including the Company or its subsidiaries), or it shall have been publicly disclosed or the Purchaser shall have learned that (i) any person (including the Company or its subsidiaries), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall, other than for bona fide arbitrage purposes, have acquired or proposed to acquire more than five percent of the outstanding Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than five percent of the outstanding Shares, other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the

     SEC) such ownership on or prior to February 25, 1999, (ii) any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the outstanding Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than one percent of the outstanding Shares, or shall have been granted any option or right to acquire more than one percent of the outstanding Shares;
     (iii) any new group was, or is, formed which beneficially owns more than five percent of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principal or made a proposal with respect to a tender offer or exchange offer for some portion or all of the outstanding Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business consistent with past practice) with or involving the Company or any of its affiliates or subsidiaries; or (v) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company; or

          (h) the Company and Royal Philips or the Purchaser shall have reached an agreement or understanding that the Offer be terminated or amended or the Purchaser or Royal Philips (or one of their respective affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or similar business combination, or purchase of Shares or assets of the Company; or

          (i) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect or results or might result in a Diminution in Value; or

          (j) the Company or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business consistent with past practice or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger; or

          (k) any regulatory approvals and consents applicable to this Offer shall not have been obtained on terms and conditions satisfactory to the Purchaser or the Purchaser shall have received notice under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Amendment") that the Committee on Foreign Investment in the United States ("CFIUS") has determined to investigate this Offer or any related transaction or the time that CFIUS can decide to take such action has not expired;

which in the sole judgment of Royal Philips and the Purchaser with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Royal Philips and the Purchaser and may be asserted by Royal Philips or the Purchaser regardless of the circumstances (including any action or inaction by Royal Philips or the Purchaser) giving rise to any such conditions or may be waived by Royal Philips or the Purchaser in whole or in part at any time and from time to time in its sole discretion. The determination as to whether any condition has occurred shall be in the sole judgment of Royal Philips and the Purchaser and will be final and binding on all parties. The failure by Royal Philips or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

14.  DIVIDENDS AND DISTRIBUTIONS.

     If, on or after the date of this Offer to Purchase, the Company should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date of the Offer to Purchase, then, subject to the provisions of Section 13 above, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the price per Share to be paid pursuant to and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of this Offer to Purchase, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 13 above, (1) the offer price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by the Purchaser in its sole discretion.

15.  CERTAIN LEGAL MATTERS.

     General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Royal Philips and the Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Royal Philips' business or that certain parts of the Company's or Royal Philips' business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

     Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of the Purchaser's obligation to accept Shares for payment.

     Pursuant to the HSR Act, Royal Philips expects to file a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Proposed Merger with the Antitrust Division and the

FTC on March 8, 1999. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Royal Philips. Accordingly, the waiting period under the HSR Act is expected to expire at 11:59 p.m., New York City time, on March 23, 1999, unless early termination of the waiting period is granted or Royal Philips receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Royal Philips has requested early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Royal Philips, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Royal Philips with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Royal Philips, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

     The acquisition of Shares by the Purchaser pursuant to the Offer may be subject to antitrust laws or regulations in one or more foreign jurisdictions. Such laws or regulations may require notification with respect to the Offer and impose a mandatory waiting period similar to the requirements of the HSR Act.

     Foreign Approvals. The Company owns property or conducts business in various foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Royal Philips will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have a material adverse effect on the financial condition, properties, business, results of operations or prospects of the Company and its subsidiaries taken as a whole or impair Royal Philips, Purchaser or the Company or any of their respective affiliates, following consummation of the Offer or Proposed Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. See
Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event that any such foreign approvals give rise to the above described effects.

     State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds: e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has not approved the acquisition of Shares by Royal Philips or Purchaser pursuant to the Offer or the Proposed Merger and, therefore, Section 203 of the DGCL is applicable to the Offer and the Proposed Merger. See Section 11.

     The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Proposed Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Proposed Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Proposed Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Proposed Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     If it is asserted that one or more state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

     Exon-Florio. Under the Exon-Florio Amendment, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to the Exon-Florio Amendment, notice of an acquisition by a foreign person is to be made to the CFIUS, either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS. CFIUS is comprised of representatives of the Departments of the Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors. The President selects CFIUS to administer the Exon-Florio Amendment.

     A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. Although the Exon-Florio Amendment does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. The Purchaser and Royal Philips do not believe that the Offer or the Proposed Merger threatens to impair the national security of the United States, nevertheless, Purchaser and Royal Philips do intend to notify CFIUS of the proposed transaction.

     Delaware Chancery Court Litigation. On March 5, 1999, Royal Philips and Purchaser commenced a law suit in the Court of Chancery of the State of Delaware against the Company and its Board of Directors seeking, among other things, to compel the Board of Directors to redeem the Rights outstanding under the Rights Agreement or to otherwise take action to render the Rights inapplicable to the Offer and to invalidate the provision in the Rights Agreement providing that during the 10-day period following an announcement that a party has triggered the Rights by acquiring 20% or more of the Shares, the Rights can only be redeemed by the Continuing Directors of the Company.

16.  FEES AND EXPENSES.

     Credit Suisse First Boston is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to the Purchaser and Royal Philips in connection therewith. Royal Philips and Purchaser have agreed to pay Credit Suisse First Boston as compensation for its services as Dealer Manager and as financial advisor in connection with the Offer as follows: a financial advisory fee of $80,000 per month for a maximum of three months, fully creditable against the transaction fee; an announcement fee of $1,000,000 payable upon the public announcement by Royal Philips of a firm bid, fully creditable against the transaction fee; a transaction fee of $4,500,000 payable upon the completion of an acquisition. Royal Philips has agreed to consider, at its sole discretion, increasing such transaction fee. Royal Philips and Purchaser have agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and have agreed to indemnify Credit Suisse First Boston against certain liabilities and expenses in connection with the Offer and the Proposed Merger, including liabilities under the federal securities laws.

     The Purchaser has also retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses. The Purchaser will also indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither the Purchaser nor Royal Philips is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     The Purchaser and Royal Philips have filed with the SEC a Statement on Schedule l4D-1 pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in
Section 9.

     No person has been authorized to give any information or make any representation on behalf of Royal Philips or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                                     KPE ACQUISITION INC.

March 5, 1999

                                                                      SCHEDULE A

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                        ROYAL PHILIPS AND THE PURCHASER

     The following tables set forth the name, business address, present principal occupation and material positions held within the past five years of each director and executive officer of Royal Philips and the Purchaser. Each person has a business address at Rembrandt Tower, Amstelplein 1, 1096 HA Amsterdam, The Netherlands and is a citizen of The Netherlands, unless a different business address and/or citizenship is indicated under his or her name.

    DIRECTORS AND EXECUTIVE OFFICERS OF KONINKLIJKE PHILIPS ELECTRONICS N.V.
                          (ROYAL PHILIPS ELECTRONICS)

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND CITIZENSHIP                   OFFICE(S)                           FIVE-YEAR EMPLOYMENT HISTORY
--------------------     -------------------------------------    ----------------------------------------------
Cor Boonstra             President; Chairman of the Board of      President, Chairman of the Board of Management
                         Management and Group Management          and the Group Management Committee of Royal
                         Committee                                Philips Electronics. Prior to 1993, President
                                                                  and Chief Operating Officer of Sara Lee
                                                                  Corporation. Chairman of Philips Lighting
                                                                  Division from 1994 until 1995. Prior to 1999,
                                                                  Member of the Supervisory Board of PolyGram
                                                                  N.V. Member of the Supervisory Board of Sara
                                                                  Lee DE N.V., Hunter Douglas International
                                                                  N.V., Technical University Eindhoven. Member
                                                                  of the Board of Directors of The Seagram
                                                                  Company Ltd.
Dudley G. Eustace        Executive Vice-President; Vice-          Executive Vice-President, Vice Chairman of the
  United Kingdom         Chairman of the Board of Management      Board of Management and the Group Management
  and Canada             and the Group Management Committee       Committee of Royal Philips Electronics. Prior
                                                                  to 1997, Chief Financial Officer of Royal
                                                                  Philips Electronics.
Jan H.M. Hommen          Executive Vice-President; Member of      Executive Vice-President, Member of the Board
                         the Board of Management and the Group    of Management and the Group Management
                         Management Committee; Chief Financial    Committee and Chief Financial Officer of Royal
                         Officer                                  Philips Electronics. Prior to 1997, Chief
                                                                  Financial Officer of Alcoa International
                                                                  Holdings Co. Member of the Supervisory Board
                                                                  of PolyGram N.V. since 1997.
Adri Baan                Executive Vice-President; Member of      Executive Vice-President, Member of the Board
                         the Board of Management and the Group    of Management, the Group Management Committee,
                         Management Committee; Chairman of the    and Chairman of the Consumer Electronics
                         Consumer Electronics Division            Division of Royal Philips Electronics. Prior
                                                                  to 1998, Chairman of the Philips Business
                                                                  Electronics Division of Royal Philips
                                                                  Electronics.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND CITIZENSHIP                   OFFICE(S)                           FIVE-YEAR EMPLOYMENT HISTORY
--------------------     -------------------------------------    ----------------------------------------------
Y.C. Lo                  Executive Vice-President; Member of      Executive Vice-President, Member of the Board
  Republic of China      the Board of Management and the Group    of Management and Member of the Group
                         Management Committee                     Management Committee and, prior to 1999,
                                                                  Chairman of the Components Division, of Royal
                                                                  Philips Electronics. Prior to 1996, Chairman
                                                                  of the Board of Directors of Philips Taiwan
                                                                  Ltd and Member of the Board of Directors of
                                                                  Taiwan Semiconductor Manufacturing Company
                                                                  Ltd.
Arthur P.M. van der      Executive Vice-President; Member of      Executive Vice-President, Member of the Board
  Poel                   the Board of Management and the Group    of Management, Member of the Group Management
                         Management Committee; Chairman of the    Committee and, Chairman of the Semiconductors
                         Semiconductors Division                  Division of Royal Philips Electronics. Member
                                                                  of the Board of Directors of Taiwan
                                                                  Semiconductor Manufacturing Company Ltd.
John W. Whybrow          Executive Vice-President; Member of      Executive Vice-President, Member of the Board
  United Kingdom         the Board of Management and the Group    of Management, Member of the Group Management
                         Management Committee; Chairman of the    Committee and Chairman of the Lighting
                         Lighting Division                        Division of Royal Philips Electronics. Since
                                                                  1997, Director of Wolseley PLC.
R. Pieper                Executive Vice-President; Member of      Executive Vice-President, Member of the Board
                         the Board of Management and the Group    of Management and Member of the Group
                         Management Committee                     Management Committee. Chief Executive Office
                                                                  of Tandem Computers from 1996 to 1997 and
                                                                  Chief Executive Officer of Ungermaan-Bass from
                                                                  1993 to 1995.
Ad H.A. Veenhof          Member of the Group Management           Member of the Group Management Committee,
                         Committee; Chairman of the Domestic      Chairman of the Domestic Appliances and
                         Appliances and Personal Care Division    Personal Care Division of Royal Philips
                                                                  Electronics. Prior to 1996, Member of
                                                                  Management of Philips Consumer Electronics.
Kees Bulthuis            Member of the Group Management           Member of the Group Management Committee and
                         Committee; Senior Managing Director      Senior Managing Director of Corporate Research
                         of Corporate Research                    of Royal Philips Electronics.
J. M. Barella            Member of the Group Management           Member of the Group Management Committee of
                         Committee; Chairman of the Medical       Royal Philips Electronics. Chairman and Member
                         Systems Division                         of the Management Committee of the Medical
                                                                  Systems Division of Royal Philips Electronics.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND CITIZENSHIP                   OFFICE(S)                           FIVE-YEAR EMPLOYMENT HISTORY
--------------------     -------------------------------------    ----------------------------------------------
A.B. Bok                 Member of the Group Management           Member of the Group Management Committee and
                         Committee; Chairman of the Business      Chairman of the Business Electronics Division
                         Electronics Division                     of Royal Philips Electronics. Member of the
                                                                  Supervisory Board of Toolex International B.V.
                                                                  Prior to April 1998, Chairman of the Philips
                                                                  Industrial Electronics Division.
G.J. Kleisterlee         Member of the Group Management           Member of the Group Management Committee and
                         Committee; Chairman of the Components    Chairman of the Components Division of Royal
                         Division                                 Philips Electronics. Member of the Board of
                                                                  Directors of Taiwan Semiconductor
                                                                  Manufacturing Company Ltd. Prior to January
                                                                  1999, Chairman of Philips Taiwan Ltd.
J.P. Oosterveld          Member of the Group Management           Member of the Group Management Committee and
                         Committee; Senior Director of            Senior Director of Corporate Strategy of Royal
                         Corporate Strategy                       Philips Electronics. Prior to 1997, Management
                                                                  of Philips Key Modules.
A. Westerlaken           Member of the Group Management           Member of the Group Management Committee,
                         Committee; General Secretary; Chief      General Secretary, Chief Legal Officer and
                         Legal Officer; Secretary to the Board    Secretary to the Board of Management of Royal
                         of Management                            Philips Electronics. Member of the Supervisory
                                                                  Board of ASM Lithography Holding N.V. and of
                                                                  Nederlandsche Financicerings-Maatschappij Voor
                                                                  Ontwikkelingslanden N.V. From 1990 to 1994,
                                                                  Chief Legal Officer of DAF N.V.
N.J. Bruijel             Member of the Group Management           Member of the Group Management Committee
                         Committee responsible for Corporate      responsible for Corporate Human Resources
                         Human Resources Management               Management of Royal Philips Electronics.
                                                                  Member of the Supervisory Board of Business
                                                                  Creation Europe B.V. Prior to July 1998,
                                                                  General Management of Philips Japan. Prior to
                                                                  1996, Management of Philips Lighting Division.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND CITIZENSHIP                   OFFICE(S)                           FIVE-YEAR EMPLOYMENT HISTORY
--------------------     -------------------------------------    ----------------------------------------------
F.A. Maljers             Chairman of the Supervisory Board        Retired. Chairman of the Supervisory Board of
                                                                  Royal Philips Electronics since 1993. Prior to
                                                                  1994, Chairman and Chief Executive Officer of
                                                                  Unilever N.V. Currently, Vice-Chairman of the
                                                                  Supervisory Board of KLM Royal Dutch Airlines,
                                                                  Member of the Supervisory Board of SHV
                                                                  Holdings N.V., Non-Executive Director of Amoco
                                                                  Petroleum and Diageo PLC, Member of the
                                                                  Advisory Committee of KPMG Holding N.V. and
                                                                  Professor of Strategic Management at Erasmus
                                                                  University Rotterdam.
A. Leysen                Member of the Supervisory Board          Retired. Member of the Supervisory Board of
  Belgium                                                         Royal Philips Electronics since 1983. Chairman
                                                                  of the Supervisory Boards of Agfa-Gevaert
                                                                  Group, Gevaert N.V., Hapag-Lloyd AG (from 1990
                                                                  to 1997) and SHV Holdings N.V. Prior to 1998,
                                                                  Vice-Chairman of the Supervisory Board of BMW
                                                                  AG. Currently, Member of the Supervisory
                                                                  Boards of Bayer AG, VEBA AG, Deutsche Telekom
                                                                  AG.
W. Hilger                Member of the Supervisory Board          Retired. Member of the Supervisory Board of
  Germany                                                         Royal Philips Electronics since 1990. Prior to
                                                                  1994, Chairman of the Board of Management of
                                                                  Hoechst A.G. Currently, Member of the
                                                                  Supervisory Boards of Dresdner Bank A.G.,
                                                                  Mannesmann AG, Alusuisse Lonza, Huls AG, IBM
                                                                  Deutschland GmbH; Chairman of the Supervisory
                                                                  Boards of Victoria Versicherung AG and
                                                                  Victoria Lebensversicherung AG.
L.C. van Wachem          Member of the Supervisory Board          Retired. Member of the Supervisory Board of
                                                                  Royal Philips Electronics since 1993. Member
                                                                  of the Supervisory Boards of N.V. Koninklijke
                                                                  Nederlandsche Petroleum Maatschappij, ABB Asea
                                                                  Brown Boveri Ltd., Akzo Nobel N.V., Bayer AG,
                                                                  BMW AG, and Zurich Versicherungs-Gruppe ;
                                                                  Member of the Board of Directors of IBM
                                                                  Corporation, ATCO Ltd, and Credit Suisse
                                                                  Holding.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND CITIZENSHIP                   OFFICE(S)                           FIVE-YEAR EMPLOYMENT HISTORY
--------------------     -------------------------------------    ----------------------------------------------
C.J. Oort                Member of the Supervisory Board          Retired. Member of the Supervisory Board of
                                                                  Royal Philips Electronics since 1995. Chairman
                                                                  of the Supervisory Boards of Royal Dutch
                                                                  Airlines KLM and the Robeco group; Member of
                                                                  the Supervisory Boards of KPN Koninklijke PTT
                                                                  Nederland (KPN and TPG since June 26, 1998),
                                                                  Northern Telecom International Finance, BCE
                                                                  Telecom International Holdings, BCE
                                                                  Tele-Direct Publications International,
                                                                  Hoogenbosch Retail Group; Member of the Board
                                                                  of Stichting HBG, Stichting Koninklijke
                                                                  Nedlloyd, Stichting Koninklijke van Ommeren;
                                                                  Advisory Board Member of Price Waterhouse (the
                                                                  Netherlands). Prior to 1995, Professor of
                                                                  Economics, University of Maastricht.
L. Schweitzer            Member of the Supervisory Board          Member of the Supervisory Board of Royal
  34 Quai du Point                                                Philips Electronics since 1997. Chairman and
  du Jour                                                         Chief Executive Officer of La Regie Nationale
  BP 103 92109                                                    des Usines Renault; Member of the Boards of
  Boulogne Bilancourt                                             Pechiney, Banque Nationale de Paris, Credit
  Cedex, France                                                   National, and I.F.R.I.
  France
Sir Richard Greenbury    Member of the Supervisory Board          Member of the Supervisory Board of Philips
  United Kingdom                                                  Royal Electronics since 1998. Chairman and CEO
                                                                  of Marks & Spencer plc and former
                                                                  non-executive member of the Board of Directors
                                                                  of Lloyds TSB, ICI and Zeneca.
W. de Kleuver            Member of the Supervisory Board          Member of the Supervisory Board of Philips
                                                                  Royal Electronics since 1998. Prior to
                                                                  September 1998, Executive Vice President,
                                                                  Member of the Board of Management and the
                                                                  Group Management Committee of Royal Philips
                                                                  Electronics. Prior to 1996, member of the
                                                                  Group Management Committee and Chairman of the
                                                                  Components Division of Royal Philips
                                                                  Electronics.

            DIRECTORS AND EXECUTIVE OFFICERS OF KPE ACQUISITION INC.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                EMPLOYMENT AND FIVE-YEAR EMPLOYMENT
NAME AND CITIZENSHIP                      OFFICE(S)                           HISTORY
--------------------            ------------------------------  -----------------------------------
William E. Curran               President; Chief Executive      Senior Vice President and Chief
  1251 Avenue of the Americas   Officer; Director               Financial Officer of Philips
  New York, NY 10020                                            Electronics North America
  United States                                                 Corporation since February, 1996.
                                                                Prior to that time, Vice President,
                                                                Chief Operating Officer and Chief
                                                                Financial Officer of Philips
                                                                Medical Systems.
Guido R.C. Dierick              Vice President; Treasurer;      Director and Deputy Secretary of
                                Director                        Royal Philips Electronics since
                                                                April 1998. Prior to that time,
                                                                Deputy Director of the Mergers and
                                                                Acquisitions Department of Royal
                                                                Philips Electronics. Prior to
                                                                October 1995, Deputy Director of
                                                                Legal Department of Philips
                                                                Semiconductors.
Belinda Chew                    Vice President; Secretary       Senior Vice President and General
  1251 Avenue of the Americas                                   Counsel of Philips Electronics
  New York, NY 10020                                            North America Corporation since
  United States                                                 January, 1999. Prior to that time,
                                                                General Counsel of Philips Consumer
                                                                Communications L.P. Prior to
                                                                October 1997, Counsel of Philips
                                                                Electronics North America
                                                                Corporation.

                                                                      SCHEDULE B

                             ACQUISITIONS OF SHARES

DATE OF PURCHASE                                              NO. OF SHARES    AVERAGE PRICE PER SHARE
----------------                                              -------------    -----------------------
February 17, 1999.........................................        40,000               $10.15
February 18, 1999.........................................       235,000               $10.07
February 19, 1999.........................................       575,000               $10.01
February 22, 1999.........................................        25,000               $ 9.96
February 26, 1999.........................................       360,000               $15.34

                                                                      SCHEDULE C
                              VLSI TECHNOLOGY INC.

               FIRST AMENDED AND RESTATED STOCKHOLDER RIGHTS PLAN

                               SUMMARY OF RIGHTS

DATE OF BOARD ADOPTION OF
ORIGINAL PLAN:                   November 6, 1989 (the "Adoption Date").

ORIGINAL AGREEMENT DATE:         November 7, 1989 (the "Agreement Date").

RECORD DATE:                     December 8, 1989 (the "Record Date").

DATE OF BOARD APPROVAL OF
AMENDED PLAN:                    August 12, 1992 (the "Amendment Date").

DISTRIBUTION AND TRANSFER OF
RIGHTS; RIGHTS CERTIFICATE:      On the Adoption Date, the Board of Directors
                                 declared a dividend of one right for each share of the Company's Common Stock outstanding at the close of business on the Record Date. On the Amendment Date, The Board of Directors amended all outstanding rights. The terms of such amended Rights are summarized herein.
                                 Prior to the Distribution Date referred to below, the Rights will be evidenced by and trade with the certificates for the Common
                                 Stock. After the Distribution Date, the Company will mail Rights certificates to the Company's stockholders and the Rights will become transferable apart from the Common Stock.

DISTRIBUTION DATE:               Rights will separate from the Common Stock and
                                 become exercisable following the tenth day (or such later date as may be determined by a majority of the directors of the Company not affiliated with the acquiring person or group
                                 (the "Continuing Directors")) after a person or group (a) acquires beneficial ownership of 20% or more of the Company's Common Stock or (b) announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 20% or more of the Company's Common Stock.

PREFERRED STOCK PURCHASABLE
UPON EXERCISE OF RIGHTS:         After the Distribution Date, each Right will
                                 entitle the holder to purchase, for $45.00, a fraction (one one-thousandth) of a share of the Company's Series A Participating Preferred
                                 Stock (the "Preferred Stock") with economic terms similar to that of one share of the Company's Common Stock.

FLIP-IN: If an acquiror (an "Acquiring Person") obtains 20% or more of the Company's Common Stock (other than pursuant to a tender offer deemed fair by the Board of Directors (a "Permitted Offer")), then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the exercise price, stock of the Company having a then current market value of twice the exercise price.

FLIP-OVER:                       If, after the Shares Acquisition Date (defined
                                 below), (a) the Company merges into another entity, (b) an acquiring entity merges into the Company or (c) the Company sells more than 50% of the Company's assets or earning power, then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of Common Stock of the person engaging in the transaction having a then current market value of twice the exercise price (unless the transaction satisfies certain conditions and is consummated with a person who acquired shares pursuant to a Permitted Offer, in which case the Rights will expire).

EXCHANGE PROVISION:              At any time after an event triggering the
                                 flip-in or flip-over rights and prior to the acquisition by the Acquiring Person of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, at an exchange ratio of one one-thousandth of a share of Preferred Stock, or one share of Common Stock, per Right
                                 (subject to adjustment).

REDEMPTION OF THE RIGHTS:        Rights will be redeemable at the Company's
                                 option for $.01 per Right at any time on or prior to the tenth day (or such later date as may be determined by a majority of the Continuing Directors) after public announcement that a person has acquired beneficial ownership of 20% or more of the Company's Common Stock
                                 (the "Shares Acquisition Date").

EXPIRATION OF THE RIGHTS:        The Rights will expire on the earliest to occur
                                 of (a) November 7, 1999, ten years after the Agreement Date, (b) exchange or redemption of the Rights as described above, or (c) consummation of a merger or consolidation resulting in expiration of the Rights as described above.

AMENDMENT OF TERMS OF RIGHTS:    The terms of the Rights and the Rights
                                 Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date; thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of Rights holders (other than the Acquiring Person).

VOTING RIGHTS:                   Rights do not entitle the holders thereof to
                                 any voting rights.

ANTI-DILUTION PROVISIONS:        Rights will have the benefit of certain
                                 customary anti-dilution provisions.

TAXES: The Rights distribution and the subsequent amendment of the Rights should not be taxable for federal income tax purposes. However, following an event which renders the Rights exercisable or upon redemption of the Rights, stockholders may recognize taxable income.

     The foregoing is a summary of certain principal terms of the Company's stockholder rights plan only and is qualified in its entirety by reference to the detailed terms of the Rights Agreement. The foregoing is based upon the Company's public filings.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK

           BY MAIL:                 FACSIMILE TRANSMISSION:      BY HAND OR OVERNIGHT COURIER:
 Tender & Exchange Department     (for Eligible Institutions     Tender & Exchange Department
        P.O. Box 11248                       Only)                    101 Barclay Street
     Church Street Station              (212) 815-6213            Receive and Deliver Window
 New York, New York 10286-1248                                     New York, New York 10286
                                  FOR CONFIRMATION TELEPHONE:
                                        (800) 507-9357

     Any questions and requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED
                          501 MADISON AVE., 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833
                   ALL OTHERS CALL TOLL FREE: (888) 750-5834

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION
                             ELEVEN MADISON AVENUE
                         NEW YORK, NEW YORK 10010-3629
                         CALL TOLL FREE (800) 646-4543